Exhibit 10.8

FRAMEWORK AGREEMENT
between
National Agency for New Technologies, Energy and Sustainable Economic Development
(ENEA)
and
NEWCLEO S.R.L.
This framework agreement (hereinafter the “FA”) is made between:
the Italian National Agency for New Technologies, Energy and Sustainable Economic Development (ENEA), having its registered office at Lungotevere G.A. Thaon di Revel, 76, 00196 Rome (Italy), hereby represented by the President Mr. Gilberto Dialuce, and hereinafter referred to as “ENEA”
and
Newcleo S.r.l., a company organized and existing under the law of Italy and having its registered office at Via Galliano 27, 10129 Turin (TO), Italy, registered at Turin Companies Register under number 12517780016, hereby represented by Ms. Elisabeth Rizzotti as sole Director, hereinafter referred to as “NEWCLEO”, each, individually, a “Party” and, collectively, the “Parties”:
WHEREAS:
A.
The Parties recognize the importance of Radioactive Waste Management in ensuring long-term energy security and potential benefits of co-operation between their respective Research and Development (R&D) activities.

B.
The Parties recognize the importance of transmutation research in reducing the radioactivity and the radiotoxicity of Plutonium and minor actinides which constitute the most toxic, long-lived radioactive components of the spent fuel, making it possible to reduce significantly the time it takes for the commercial nuclear waste in a repository to decay to the toxicity of natural uranium.

C.
The Parties recognize that the Lead-cooled Fast Reactor (LFR) is one of the most promising concepts in the frame of the Generation IV International Forum, because the lead cooling features a fast-neutron-spectrum and a simplification of the reactor design, with a potential to effectively materialize the closure of the fuel cycle for coping with the needs for Plutonium and minor actinides transmutation.

D.
ENEA performed, over the past twenty years, a wide range of research studies and experiments on Accelerator Driven Systems (ADS) targeting the burning of radioactive waste through the transmutation process.

E.
ENEA holds a leading position in the European Union in the field of transmutation research, with numerous installations especially operating with lead alloys, leveraging on the substantial effort made since the 5th Framework Program of the European Commission (EC) to create an experimental platform and to investigate the basic aspects of the Heavy Liquid Metals (HLM) technology aiming to support the LFR and ADS development.

F.
NEWCLEO is a nuclear energy company, privately funded, having as its mission to generate safe, clean and inexhaustible energy for the world, through a radically innovative combination of existing, accessible technologies.

G.	The Parties share interests in enforcing the mutual collaboration in the technologies of nuclear waste transmutation (ADS) and GEN IV reactors (LFR).
H.	The Parties wish to effectively implement their Programs in the energy field and in the safe long-term disposal of highly radioactive waste.
NOW THEREFORE, the Parties agree as follows:
ARTICLE 1

(Objective)
The objective of this FA is to establish a framework for confidential and proprietary collaborative discussions regarding the research and development, design and analysis of technologies and solutions for innovative nuclear systems aiming at reducing the radiotoxicity of nuclear waste and at a safer energy production (no off-site emergency response to any beyond design basis accident).
ARTICLE 2

(Form and matter of co-operation)
2.1	Form of co-operation
Joint activities conducted under this FA include, but are not limited to, the exchange of information and knowledge, close cooperation between scientific staff from both Parties, the exchange of jointly developed technological equipment and codes, the alignment of experimental programs on innovative nuclear systems, the mutual assistance in the design, numerical simulation and construction of key components, facilities and plants.

In order to accomplish the main objective set out here above, the Parties, will set up a joint working group (“WG”), with personnel designated among their respective organizations, aiming at identifying possible activities to be carried out jointly, proposing and implementing specific collaboration agreements (“SCA”) between the parties.
The SCA, in addition to the scientific aspects, shall include financial aspects, contractual clauses and obligations. Each SCA shall be approved in writing by the Parties.
The Parties hereinafter appoint the following respective coordinators in order to diligently supervise the implementation of this FA:
For NEWCLEO:	Ms. Elisabeth Rizzotti COO and CEO of Italian Research Operations e-mail: elisabeth.rizzotti@newcleo.com
For ENEA:	Mr. Mariano Tarantino Fusion and Technology for Nuclear Safety and Security Department Phone: +39 0534 801 262 e-mail: mariano.tarantino@enea.it

2.2	Matter of co-operation
The Parties agree that the topics included in the objective are the following:
•	Investigation and assessment of the technologies and design for Lead-cooled Fast Reactors;
•	Development of Heavy Liquid Metal (HLM) technologies for nuclear applications;
•	Development of requirements and design of components, systems and experimental infrastructures in support of the LFR development.
Having set the above-described general topics of the collaboration, here below a non-exhaustive, more specific list is reported (it is intended that specific topics can be added by additional agreements between the Parties):
•	Lead based coolants (i.e. LBE and Lead);
•	High level requirements and specifications;
•	Design and review activities:
o	Primary and secondary system/BoP,
o	Engineering safety systems,
o	Auxiliary systems,
o	Design of refueling and remote handling system,
o	Core design;

•	New materials development for cladding and coating;
•	Facility and experiment design, implementation, set-up;
•	Exchange of experimental data;
•	Execution of experiments in ENEA infrastructures;
•	Development of new research infrastructure, favoring whenever possible the use and refurbishment of experimental halls and laboratories presently available by the Brasimone Research Centre;
•	Development and testing of instrumentation;
•	Models and Codes development and validation / transfer;
•	Safety analysis;
•	Training activities.

ARTICLE 3

(Exchange of information and confidentiality)

Background will remain the property of the Party contributing it within the scope of the FA. Each Party shall have the right to access to the background owned by the other Party, to the extent that is reasonably necessary to accomplish the purposes of this FA.
Each Party undertakes to treat as strictly confidential any and all information and data of any nature and under any support whatsoever disclosed by the other Party for the purpose of this FA (the “Confidential Information”) the latter being a subset of the background of the disclosing Party.
Any Confidential Information exchanged under this FA, or which comes into the possession of a Party hereto, shall remain the exclusive property of the Party furnishing such Confidential Information. The recipient Party shall not use any Confidential Information for any purpose except as described and agreed in this FA and/or in the SCAs implementing this FA, nor shall they disclose any Confidential Information to any third party without the prior written consent of the disclosing Party.
Confidential Information specifically excludes such information which:
(a)	is or becomes part of the public domain through no breach of this FA; or
(b)	is subsequently lawfully obtained by a Party from a third party who is established as a lawful source of the Confidential Information, without breach of this FA by that Party; or
(c)	was known by a Party prior to its disclosure by another Party and such prior knowledge can be established.
The provisions of this Article shall survive the expiration or termination of this FA for a period of 5 (five) years after expiration or termination.

ARTICLE 4

(Name or emblem)
Neither Party shall use the name or emblem of the other Party, or any abbreviation thereof, in connection with its business or otherwise without the express prior written approval of such other Party.
ARTICLE 5

(Access rights to pre-existing knowledge)
The cognitive background of one Party made available to the other as part of a collaborative activity is granted free of charge only for the duration and for the purpose of that specific collaboration.
ARTICLE 6

(Results of collaborations)
It being understood that each of the Parties is the exclusive owner of the results obtained independently and with its own means, even if in the context of the researches object of the collaboration referred to in this Agreement, in the event that the joint conduct of research leads to subject to protection under the laws on Industrial / Intellectual Property, the results regime will be that of co-ownership according to the economic-financial sharing shares and according to the inventive contribution provided by the Parties, without prejudice to the moral rights of those who have carried out research activity. The Parties recognize the mutual use for institutional and research purposes of the results achieved jointly.
Without prejudice to the principles set out above, the Parties will establish in the SCA or in subsequent agreements (co-ownership management agreements) the specific clauses relating to the definition of quotas, methods of protection and burden sharing, methods of exploitation and defense of joint rights.
ARTICLE 7

(Publications)
In the event of results achieved and consisting of contributions from the autonomous and separable Parties, even if they can be organized in a unitary form, each Party may independently publish and / or disclose the results of its studies, research and experimental tests, expressly acknowledging the contribution of the other Party. In the event of results achieved and consisting of joint contributions of the Parties, indistinguishable and inseparable, each Party may publish and / or disclose the results of the activities, only, with the written authorization of the other Party, which may be denied only for reasonable reasons, reasons linked to strict considerations on the protectability and exploitation of intellectual property and on the industrial development of said results. If the publications contain data and information disclosed by one Party to the other confidentially, the Party receiving the confidential information must request prior written authorization from the other.

ARTICLE 8

(Funding)
This Collaboration Agreement does not involve financial charges for the Parties.
ARTICLE 9

(General Provisions)
All activities under this FA will be in accordance with the applicable laws of Italy.
ARTICLE 10

(Governing Law and Settlement of Controversies)
Any dispute, controversy and difference as to the interpretation of the implementation of this FA, shall be settled by mutual consultation or negotiation between the Parties.
This FA and the relationship between the Parties hereunder shall be governed by and construed in accordance with the substantive law of Italy.
Unless capable of being resolved by amicable settlement, any disputes arising between the Parties in connection with this FA shall be submitted to the exclusive jurisdiction of the Tribunal of Rome, Italy.
ARTICLE 11

(Entry into effect and termination)
This FA enters into effect between the Parties on the date written below and remains in effect for five (5) years. It can be extended for an equal period my mutual written agreement six (6) months before it expires.
The FA can be renewed after its expiration by mutual written agreement.
This FA may be amended by mutual written agreement and may be terminated at any time by either Party upon six (6) months written notice to the other Party.
ARTICLE 12

(Official language)
All letters, drawings, reports and other documents for the implementation of the FA and of the SCAs, as well as the discussions between the Parties shall be in Italian or English.

ARTICLE 13

(Miscellaneous)
13.1
This FA does not constitute or create, and shall not be deemed to constitute or create, any right or privilege, nor obligation for the Parties, of exclusivity or pre-emption of the collaboration established by this FA.

13.2
Notwithstanding any other provision of this FA and except in case of gross negligence or willful misconduct, in no event shall any Party be liable to the other Party, whether arising under contract, tort (including negligence), strict liability, warranty or any other legal condition, for any special, indirect, incidental or consequential damages, such as for example but without limitation, loss of anticipated profits, loss by reason of loss of business reputation or opportunities, and cost of money.

13.3	Neither this FA, nor any interest, right or obligation herein, may be assigned to third parties, in whole or in part, by any Party hereto without the prior written consent of the other Party.
13.4
This FA constitutes the entire agreement between the Parties and supersedes any previous arrangements, understandings or agreements between them relating to the subject matter and objectives of this FA. In this respect, the Parties hereby confirm their commitment to work together in good faith in order to jointly implement this FA and represent to each other to have no obligations under any other agreements, which could adversely affect the accomplishment of the said objectives.

This FA is signed in 2 (two) copies, each having equal legal force and authenticity.

For National Agency for New Technologies, Energy and Sustainable Economic Development (ENEA)

Signed:	/s/ Gilberto Dialuce
Date:	March 7, 2022

For NEWCLEO S.r.l.

Signed:	/s/ Elisabeth Rizzotti
Date:	March 7, 2022